                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (Section) 240.14a-11(c) or
    (Section) 240.14a-12

                    Rochester Gas and Electric Corporation
................................................................................
               (Name of Registrant as Specified in its Charter)

                              David C. Heiligman
................................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
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[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
    ............................................................................
    2) Aggregate number of securities to which transaction applies:
    ............................................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    ............................................................................
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    ............................................................................
    Set forth the amount on which the filing fee is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
    ............................................................................
    2) Form, Schedule or Registration Statement No.:
    ............................................................................
    3) Filing Party:
    ............................................................................
    4) Date Filed:
    ............................................................................


3-SCHINF.PCD

               [LOGO OF ROCHESTER GAS AND ELECTRIC CORPORATION]
                    ROCHESTER GAS AND ELECTRIC CORPORATION
                  89 East Avenue . Rochester, NY 14649-0001
                                (716) 546-2700


                         ===========================
                           NOTICE OF ANNUAL MEETING
                          OF SHAREHOLDERS TO BE HELD
                                APRIL 20, 1994
                         ===========================


  You are cordially invited to attend the annual meeting of shareholders to be held on Wednesday, April 20, 1994 at 11:00 A.M. at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.

  The meeting is being held to elect four Class II directors to serve for three-year terms expiring in 1997 and to transact any other business that may properly come before the meeting or at any adjournments thereof.

  Shareholders of record at the close of business on March 1, 1994 are entitled to notice of and to vote on all matters at the meeting.

  The matters to be acted upon at the meeting are important to you as a shareholder. Therefore, we urge you to review the accompanying proxy material, promptly mark your vote, sign, date and return your proxy in the envelope provided.

              By order of the Board of Directors,

                 Roger W. Kober
                 Chairman of the Board, President and
                   Chief Executive Officer

                 David C. Heiligman
                 Vice President, Secretary
                   and Treasurer


March 7, 1994


                =============================================
                WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING
                  PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY
                =============================================

                    ROCHESTER GAS AND ELECTRIC CORPORATION
                 89 East Avenue  .  Rochester, NY 14649-0001
                                (716) 546-2700

                              =================
                               PROXY STATEMENT
                              =================
GENERAL
  The enclosed proxy is solicited by the Board of Directors of Rochester Gas and Electric Corporation (Company) for voting at the annual meeting of shareholders on April 20, 1994, or at any adjournments thereof. Shareholders may revoke their proxies at any time before they are voted.

  Common shareholders of record at the close of business on March 1, 1994 are entitled to notice of the meeting. Each share is entitled to one vote on each matter presented at the meeting. As of February 1, 1994, the Company had outstanding 37,051,592 shares of Common Stock.

  Duff & Phelps Investment Management Company, 55 East Monroe Street, Chicago, Illinois, 60603, was the beneficial owner of 2,146,900 shares, or 5.8% of the Company's Common Stock as of December 31, 1993. These shares are being held for the account of Duff & Phelps Utilities Income Inc. (the "Fund"), a closed-end, diversified management investment company that invests primarily in equity and fixed income securities of companies in the public utilities industry. Duff & Phelps Investment Management Company is under contract as the Fund's investment advisor and in such capacity has the power to dispose of and to vote all 2,146,900 shares. The Company is not aware of any other beneficial owner of over 5% of the Common Stock outstanding.

VOTING OF PROXIES

  The enclosed proxy is for shares of Common Stock held in your name. The proxy includes any shares held for you under the Automatic Dividend Reinvestment and Stock Purchase Plan as a shareholder, as well as your RG&E Savings Plus Plan or Employee Stock Ownership Plan shares if you are an employee. Your shares will be voted in accordance with your instructions on the proxy. If you sign and return a proxy but do not provide voting instructions, your shares will be voted FOR the election of nominees for directors. If you do not return a proxy and you are an RG&E Savings Plus Plan participant, the trustee will vote your Savings Plus shares FOR the election of nominees for directors. However, no other shares will be voted unless you return a proxy.

  Under the Company's bylaws, a majority of the shares entitled to vote must be present in person or represented by proxy before any action can be taken at the meeting. The election of the nominees for directors will be decided by plurality vote. Shareholder proxies will be received and tabulated by an independent agent, and the vote will be certified by an independent Inspector of Election. Abstentions and broker non-votes will be counted in determining the quorum for the meeting, but will not be considered votes cast at the meeting and, therefore, will have no effect on the election of directors.

ELECTION OF DIRECTORS

  The Board of Directors presently consists of twelve members, divided into three equal classes, designated as Class II, Class III and Class I with terms expiring at the 1994, 1995 and 1996 annual meetings, respectively.

  The following identifies the nominees standing for election as Class II directors at the 1994 annual meeting and the continuing Class III and Class I directors, including each individual's principal occupation and business experience for at least five years. The Class II directors will be elected for a three-year term expiring at the 1997 annual meeting.

NOMINEES - CLASS II
FOR TERM EXPIRING IN 1997

ALLAN E. DUGAN, age 53, was named Senior Vice President, Corporate Strategic Services, Xerox Corporation (office equipment and financial services) in February 1992. Prior to joining Xerox Corporation in March 1990 as Senior Vice President and General Manager, Manufacturing Operations Worldwide, he served as Vice President of Manufacturing Transmission Systems, American Telephone and Telegraph Company. Mr. Dugan has been a director of the Company since 1991.

THEODORE L. LEVINSON, age 60, was President and Chief Executive Officer of Star Supermarkets, Inc. (former retail food chain) until 1982. He was appointed Vice President of Peter J. Schmitt Co., Inc. in 1982 and President and Chief Executive Officer of Martek Investors, Inc. (formerly Star Supermarkets, Inc.) in 1983, positions he held until retiring in 1986. Mr. Levinson has been a director of the Company since 1979.

ARTHUR M. RICHARDSON, age 67, has served as President of the Richardson Capital Corporation (venture capital) since 1985. He previously held numerous executive positions at Security Norstar Bank, Security New York State Corporation and its predecessor banks before retiring as Chairman of the Board of Security Norstar Bank in 1985. Mr. Richardson is a director of Goulds Pumps, Inc. and has been a director of the Company since 1982.

M. RICHARD ROSE, age 61, was President of the Rochester Institute of Technology from 1979 until his retirement in June 1992. Dr. Rose has been a director of the Company since 1988.

CONTINUING DIRECTORS - CLASS III
TERM EXPIRING IN 1995

ANGELO J. CHIARELLA, age 60, serves as President and Chief Executive Officer of Midtown Holdings Corp. (real estate development and leasing), a position he has held since 1971. He has been a director of the Company since 1992.

JAY T. HOLMES, age 51, has served as Senior Vice President - Corporate Affairs and Secretary of Bausch & Lomb Incorporated (healthcare and optics) since 1983. He is a director of Bausch & Lomb Incorporated and has been a director of the Company since 1992.

CORNELIUS J. MURPHY, age 63, has served as Senior Vice President of Goodrich & Sherwood Company (management consulting and human resource services) since 1990. Prior to assuming his current responsibilities, Mr. Murphy held a number of senior management positions at Eastman Kodak Company, where he served as Senior Vice President and Project Manager, Office of the Chief Executive until March 1989. He has been a director of the Company since 1981.

HARRY G. SADDOCK, age 64, was Chairman of the Board of the Company from December 1988 until his retirement in December 1991. He also served as Chief Executive Officer from December 1988 to June 1991 and was previously President and Chief Operating Officer. Mr. Saddock has been a director of the Company since 1984.

CONTINUING DIRECTORS - CLASS I
TERM EXPIRING IN 1996

WILLIAM BALDERSTON III, age 66, served as Executive Vice President of The Chase Manhattan Corporation (bank holding company) from August 1991 until his retirement in December 1993. Mr. Balderston previously held numerous executive positions at Chase Lincoln First Bank, a former subsidiary of The Chase Manhattan Corporation, serving as Vice Chairman to January 1993, as President and Chief Executive Officer from January 1991 to September 1991 and as Chairman of the Board, Chief Executive Officer and President from July 1986 to January 1991. He is a director of Bausch & Lomb Incorporated and has been a director of the Company since 1982.

WILLIAM F. FOWBLE, age 55, was Senior Vice President and Executive Vice President, Imaging, Eastman Kodak Company (photographic equipment and supplies, chemicals and health products) from January 1992 until retirement in December 1993. He served as Group Vice President and General Manager, Photographic Products, Eastman Kodak, from January 1990 to January 1992 and as Senior Vice President and General Manager, Manufacturing, Distribution and Field Support from June 1986 to January 1990. Mr. Fowble has been a director of the Company since 1990.

ROGER W. KOBER, age 60, was named Chairman of the Board, President and Chief Executive Officer of the Company in January 1992, after serving as President and Chief Executive Officer from June 1991 to January 1992, as President and Chief Operating Officer from December 1988 to June 1991 and as Senior Vice President, Production and Engineering from January 1988 to December 1988. Mr. Kober has been a director of the Company since 1988.

CONSTANCE M. MITCHELL, age 65, was Program Director of the Industrial Management Council of Rochester, New York, Inc. until her retirement in June 1989. She previously served as Community Relations Coordinator of the Industrial Management Council. Mrs. Mitchell is a director of The Rochester Community Savings Bank. She also serves as a board member or officer of numerous civic and philanthropic organizations, including the Urban League of Rochester and United Way of Greater Rochester. Mrs. Mitchell has been a director of the Company since 1981.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows beneficial ownership of the Company's Common Stock as of February 1, 1994 for each director and nominee, as well as each active executive officer named in the Summary Compensation Table. No director, nominee or executive officer beneficially owns over .01% of the outstanding shares, and the total beneficially owned by all directors, nominees and executive officers as a group represents .09% of the shares outstanding.


                                                                                                         TOTAL SHARES OF
                                                      SHARES OF                         ACCRUED          COMMON STOCK OR
                                                     COMMON STOCK                     COMMON STOCK         COMMON STOCK
NAME OF BENEFICIAL OWNER                         BENEFICIALLY OWNED(1)            EQUIVALENT UNITS(2)    EQUIVALENT UNITS

William Balderston III                                  1,091                                0                 1,091
Angelo J. Chiarella                                     1,142                              825                 1,967
Allan E. Dugan                                            300                              888                 1,188
William F. Fowble                                         150                              853                 1,003
David C. Heiligman                                      2,891                            2,252                 5,143
Jay T. Holmes                                             600                              900                 1,500
Roger W. Kober                                          5,073                           10,006                15,079
David K. Laniak                                         4,031                            4,571                 8,602
Theodore L. Levinson                                    1,100                                0                 1,100
Constance M. Mitchell                                     447                              211                   658
Cornelius J. Murphy                                     2,381                              652                 3,033
Thomas S. Richards                                      1,154                            4,333                 5,487
Arthur M. Richardson                                      200                              355                   555
M. Richard Rose                                           626                              879                 1,505
Harry G. Saddock                                        4,693                                0                 4,693
Robert E. Smith                                         2,532                            4,577                 7,109

All Directors, Nominees
and Executive Officers as
a Group (18 Individuals)                               32,110                           35,814                67,924

(1) Includes shares over which the director, nominee or executive officer has direct or indirect voting or investment power, as well as indirect family holdings of which the following persons disclaim beneficial ownership:
    Mr. Chiarella, 203 shares; Mr. Heiligman, 108 shares; and Mr. Kober, 1,879 shares.

(2) Includes Common Stock equivalent units accrued under the Company's Long Term Incentive Plan, 401k Restoration Plan and Directors' Deferred Compensation Plan for which the director, nominee or executive officer does not have voting rights.

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors met 13 times during 1993. All directors attended at least 75% of the total meetings of the Board and the committees on which they served.

  EXECUTIVE AND FINANCE COMMITTEE. The Executive and Finance Committee, with certain exceptions, possesses all of the authority of the Board of Directors. During 1993, the Committee met four times. Messrs. Balderston, Dugan, Kober, Murphy, Richardson (Chairman) and Saddock are currently members of the Committee.

  AUDIT COMMITTEE. It is the function of the Audit Committee to monitor on behalf of the Board of Directors the integrity of the Company's financial statements and its financial reporting process. In pursuit of this function, the Committee monitors the systems of internal control which management has established to safeguard the assets of the Company and the internal policies and procedures that exist to provide that the Company is in compliance with all applicable laws, regulations and ethical business practices. The Committee also recommends to the Board the independent accounting firm to be retained by the Company for the ensuing year, reviews the results of the accounting firm's examination of the Company's financial statements and recommends any action deemed necessary. During 1993, the Committee met three times. Messrs. Chiarella, Dugan, Fowble, Levinson, Rose and Mrs. Mitchell (Chairman) are currently members of the Committee.

  COMMITTEE ON MANAGEMENT. The Committee on Management is responsible for the Company's compensation and benefits program, as discussed below in the Report of the Committee on Management on Executive Compensation. During 1993, the Committee met six times. Messrs. Balderston, Fowble, Murphy (Chairman), Richardson and Rose are currently members of the Committee.

  NOMINATING COMMITTEE. The Nominating Committee recommends to the Board of Directors candidates to be nominated for election as directors at the annual meeting and to fill any vacancies on the Board. During 1993, the Committee met twice. Messrs. Balderston, Holmes (Chairman), Richardson, Saddock and Mrs. Mitchell are currently members of the Committee. Shareholders wishing to recommend candidates for nomination to the Board should submit in writing to the Secretary of the Company the name of the nominee, a statement of qualifications and the written consent of the person so named. Suggestions received prior to November 1, 1994 will be considered by the Committee when recommending nominees for election at the 1995 annual meeting of shareholders.

REPORT OF THE COMMITTEE ON MANAGEMENT ON EXECUTIVE COMPENSATION

  The Committee on Management is appointed by the Board of Directors of the Company. Its objective is to assure that executive compensation is fair and reasonable to customers, shareholders and employees by providing competitive compensation linked to the achievement of Company goals.

  The Committee is responsible for the Company's executive compensation and benefits program, including the administration of both the Company's annual Executive Incentive Plan and the Long Term Incentive Plan. The Committee reviews compensation levels of members of management, evaluates the performance of management and considers management succession and related matters, including Board compensation and performance. The Committee provides to the Board a detailed review of all aspects of compensation for the senior officer positions and the Executive Management Team. Members of the Committee and of the Board are available to meet with the management team or with individual members of management to discuss Company matters as needed.


  The Company has retained the services of a compensation consulting firm from time to time to advise the Committee on the reasonableness of compensation paid to senior officers of the Company as compared to the external market for executives, including both utility companies and general industry. To facilitate this process, the Committee has sponsored two consultant studies regarding executive compensation in the last five years. The studies indicated that Company compensation levels were significantly below the average for comparable utility companies, and based on the studies, the Committee adjusted the Company's compensation objectives to the targets discussed below. The studies also facilitated establishment of short and long term incentive programs.


  COMPONENTS OF COMPENSATION. The executive compensation program consists of three components. The first component is base salary, which is predicated on competitive market conditions, positional qualifications, including years of experience, and the individual performance level of the executive. The Company's target base compensation objective for its top five executive positions is to be fully competitive with $600 million to $2 billion revenue class Edison Electric Institute (EEI) utility companies (51 companies) in the second highest paid quartile. For comparative purposes, the average base pay for RG&E's executives in 1993 was 4.4% below the quartile midpoint.

  The second component is annual incentive compensation. A substantial portion of the annual compensation of each officer relates to, and must be contingent upon, the performance of the Company, as well as the individual contribution of each officer. As a result, a portion of each officer's total potential compensation is variable.


  The Company established an Executive Incentive Plan in 1992, which provides for the payment of annual performance bonus awards to key employees of the Company if established performance objectives are met. Awards may range from 5% to 25% of the midpoint of a participant's salary grade, and the amount of an award earned, if any, will depend upon the level of the performance goal met. If certain exceptional performance is achieved, awards could be doubled. Performance goals are established annually by the Committee on Management and approved by the Board of Directors. The annual award will be paid in cash in the year following the year in which it was earned. The Plan is largely self funded in that no payouts can be made unless the Company exceeds the return on equity objective by an amount sufficient to cover the target level of any incentive award.


  The Executive Incentive Plan objectives for 1993, which were equally weighted, consisted of three categories: (1) return on equity, (2) price of product, and (3) five corporate operating objectives pertaining to customer service, employee safety, employee productivity, and customer satisfaction which were approved by the Committee. The Committee monitored the Company's performance regarding these objectives throughout the year. Based upon the 1993 performance results, the computations of which were reviewed by the Company's independent auditors, the Company achieved 123% of the combined financial, price and corporate operating objectives set under the Plan. The financial objective was evaluated excluding the $8.2 million cost related to the Company's retirement enhancement program, since that program will have a long term economic benefit to the Company. The bonus awards for 1993, as reported in the Summary Compensation Table, reflect the achievement of earning 123% of the Targeted Plan Award for 1993, as determined by the Committee and as approved by the Board of Directors. Twenty percent of the bonus awards was based upon the achievement of individual performance objectives.


  The third component of executive compensation is long term incentive compensation, which is designed to ensure the continuing success of the Company and is directly tied to the Company's Common Stock performance. The Company established a Long Term Incentive Plan (LTIP) in 1993. The Committee may grant annual awards to key employees of 500 to 4,000 Performance Shares based on the participant's salary grade. The Performance Shares are RG&E Common Stock equivalents and will accumulate reinvested dividends over a three-year performance cycle (for phase-in purposes, the first performance cycle will be two years). At the end of the three-year performance cycle, the Company's average total shareholder return on Common Stock will be ranked with the twenty-four companies which comprise the Standard & Poor's 24 electric utilities index. The Committee on Management may award from 0% to 200% of each participant's Performance Share account based on the Company's ranking in the peer comparison. The number of Performance Shares payable to a participant will be valued based on the closing price of RG&E Common Stock at the end of the cycle.

  The Company's total executive compensation objective for its top five executive positions is to be fully competitive at the target level of the comparable group of EEI electric and combination companies previously referenced. Total compensation is defined as the combination of base salary and short and long term incentives. Assuming a 100% award for the Long Term Incentive Plan in 1993 (no actual potential LTIP payout until 1996), the average total compensation for RG&E's top five executives would be 2.4% below the midpoint of the second highest paid quartile in the comparative group.

  The combined EEI group of 51 companies and the Standard & Poor's 24 electric utilities index include one company which is common to both comparative groups. The commonality of the two groups is low primarily because the S & P companies have significantly higher annual revenues (typically over $2 billion) than the group of utility companies RG&E uses for competitive compensation comparison purposes.

  The Committee has examined the IRS regulation pertaining to the $1,000,000 compensation deductibility cap for each covered executive and has determined that the regulation is not applicable to RG&E as the total compensation for any one individual is significantly below the cap.

  CHIEF EXECUTIVE OFFICER COMPENSATION. In recognition of Mr. Kober's overall leadership of the Company, including the development and implementation of a long range comprehensive business plan to appropriately position the Company in the competitive environment of the 1990s and the successful achievement of individual action plans regarding the Corporate Business Plan Goals relating to financial objectives, customer service, price of product, employee achievement and public acceptance, the Board of Directors, upon recommendation of the Committee, increased his annual base salary from $310,603 to $329,603, effective January 1, 1993. Although the Committee was favorably impressed by the achievement of a variety of objective performance indicators, the increase was subjectively determined. For comparative purposes, Mr. Kober's 1993 base salary is 16.4% below the midpoint of the second highest paid quartile in the comparative group of EEI electric and combination utilities previously referenced.

  As discussed above, a bonus award was paid to executives for achieving certain
performance goals  under  the  Executive  Incentive  Plan.   As  20%  of  the
potential award is based upon the achievement of individual performance objectives, the Committee also specifically reviewed Mr. Kober's performance during 1993. Mr. Kober met or exceeded all of his individual objectives for 1993. The Committee was also favorably influenced by Mr. Kober's accomplishments affecting the Company's financial and operating results, as described above, and for his leadership in developing and implementing corporate initiatives regarding customer service, including customer partnerships, Continuous Process Improvement, Facilities Strategic Plan, Business Strategy Plan, workforce reduction via an early retirement program, internal communications, and the Integrated Resource Plan. Based on this review, the Committee granted Mr. Kober 100% of the potential award, or $108,844, which represents approximately 25% of his total 1993 cash compensation. Although the Committee was favorably influenced by the achievement of numerous performance indicators and other objective measurements, 20% of the award was subjectively determined.


  Mr. Kober was granted 4,000 Performance Shares in 1993 under the new Long Term Incentive Plan which was previously summarized. For comparative purposes, the dollar equivalent value of the grant would be approximately 20% below the long term incentive award paid in 1993 to the highest paid officer for the comparative group of EEI electric and combination utilities.

  Performance shares under the Long Term Incentive Plan link executive compensation directly with shareholder interest since both the targets and the payouts are measured in terms of shareholder value.

                                       Committee on Management

                                       Cornelius J. Murphy, Chairman
                                       William Balderston III
                                       William F. Fowble
                                       Arthur M. Richardson
                                       M. Richard Rose

EXECUTIVE COMPENSATION

  EXECUTIVE OFFICERS. The following tables show the compensation earned by the Company's chief executive officer and each of its five highest compensated executive officers over the past three years.


                                     SUMMARY COMPENSATION TABLE
- ------------------------------------------------------------------------------------------------------
                                                     ANNUAL
                                                  COMPENSATION
                                            -------------------------          ALL OTHER
NAME AND                                    FISCAL   SALARY   BONUS           COMPENSATION
PRINCIPAL POSITION                           YEAR      ($)    ($)(2)             ($)(3)
- ------------------------------------------------------------------------------------------------------

ROGER W. KOBER                              1993     329,603  108,844         8,240
Chairman of the Board,                      1992     310,603   85,914         7,765
President and                               1991     238,707     N/A          4,238
Chief Executive Officer (1)

ROBERT E. SMITH                             1993     202,846   43,407         5,071
Senior Vice President,                      1992     191,369   34,264         4,784
Production and Engineering                  1991     165,737     N/A          4,143

DAVID K. LANIAK                             1993      202,275  43,407         5,057
Senior Vice President,                      1992      189,989  34,264         4,749
Gas and Electric Distribution               1991      164,622    N/A          4,116
and Customer Services

THOMAS S. RICHARDS                          1993      173,567  33,174         3,945
Senior Vice President,                      1992      159,000  23,492         3,975
Finance and General                         1991       37,500    N/A            625
Counsel (4)

DAVID C. HEILIGMAN                          1993      141,593  24,823         3,540
Vice President,                             1992      133,248  19,593         3,331
Secretary and Treasurer                     1991      122,263    N/A          3,057

ROBERT C. HENDERSON                         1993      151,234    N/A         18,821
(former) Senior Vice President,             1992      174,501  34,264         3,990
Controller and                              1991      151,740    N/A              0
Chief Financial Officer (5)

N/A - Not Applicable

(1) Effective July 1, 1991, Mr. Kober was promoted to Chief Executive Officer while also retaining the position of President. Mr. Kober was promoted to Chairman of the Board, effective January 1, 1992 and retained responsibility for both President and Chief Executive Officer positions.

(2) Pursuant to the Executive Incentive Plan guidelines, the amount of annual awards depends upon the level of achievement of one-year goals. If performance is below a minimal level, no award is earned. Actual amounts of annual awards earned under the plan are shown.

(3) Company contributions to RG&E Savings Plus Plan (401k).

(4) Mr. Richards was employed by the Company on October 1, 1991. In October 1993, Mr. Richards was promoted to Senior Vice President, Finance and General Counsel from the position of General Counsel.

(5) Mr. Henderson resigned from the Company on October 31, 1993. Under a severance agreement, he will receive a supplemental retirement benefit of $7,500 per month until May 1, 1995; $3,882 per month from that date until November 1, 2003; and $3,049 per month from that date until his death. If Mr. Henderson should die, his present spouse would receive substantially similar amounts until her death. A portion of this benefit would be paid to his estate upon his or her death prior to November 1, 2003. The Summary Compensation Table, All Other Compensation column, includes those benefits paid in 1993. In accordance with the Agreement, Mr. Henderson will receive a separation amount which substantially consists of one year's severance pay and bonus equivalents and miscellaneous expense items. He received $64,113 on January 5, 1994 and the balance of $230,000 is payable on April 30, 2002. RG&E will pay interest on the deferred amount at a rate equivalent to the interest rate applied to customer deposits as prescribed by the Public Service Commission of the State of New York. As part of the Agreement, Mr. Henderson will continue to provide limited consulting services relating to the areas of his previous employment for up to 24 hours per month, as requested by the Company, until November 1, 1994. Mr. Henderson is entitled to vested pension benefits calculated on an actuarial basis commencing at his election after age 55.


                 LONG TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR (1993)
- ------------------------------------------------------------------------------------------------------
                                                                  ESTIMATED FUTURE PAYOUTS
                                                                 UNDER NON-STOCK PRICE-BASED
                                                                            PLANS
                              NUMBER OF        PERFORMANCE
                            COMMON STOCK         OR OTHER
                             EQUIVALENT        PERIOD UNTIL
NAME AND                        UNITS           MATURATION      THRESHOLD    TARGET    MAXIMUM
PRINCIPAL POSITION               (1)            OR PAYOUT          (NO.)      (NO.)     (NO.)
- ------------------------------------------------------------------------------------------------------
ROGER W. KOBER                  4,000            2 Years        0 - 3,999     4,000     8,000
Chairman of the Board,
President and
Chief Executive Officer

ROBERT E. SMITH                 2,000            2 Years        0 - 1,999     2,000     4,000
Senior Vice President,
Production and Engineering

DAVID K. LANIAK                 2,000            2 Years        0 - 1,999     2,000     4,000
Senior Vice President,
Gas and Electric Distribution
and Customer Services

THOMAS S. RICHARDS              2,000            2 Years        0 - 1,999     2,000     4,000
Senior Vice President,
Finance and General
Counsel

DAVID C. HEILIGMAN              1,000            2 Years         0 - 999      1,000     2,000
Vice President,
Secretary and Treasurer

ROBERT C. HENDERSON                0               N/A              0            0         0
(former) Senior Vice President,
Controller and Chief
Financial Officer

N/A - Not Applicable

(1) Pursuant to the establishment of a Long Term Incentive Plan in 1993, officers were granted a specific number of Performance Shares based upon their salary grade. Each Performance Share is deemed to be equivalent to one share of RG&E Common Stock. Dividend equivalents will be deemed to be accrued and reinvested during the length of a performance cycle. The Committee on Management may award from 0% to 200% of each officer's Performance Share account at the end of a three-year performance cycle (1994 and 1995 for the first cycle) based on the Company's ranking against the Standard & Poor's 24 electric utilities index for total shareholder return on a three-year average basis (two years for the first cycle). The number of shares payable, if any, for the first cycle will be based on the average closing price of RG&E Common Stock for December 1995. Any award will be paid by March 1, 1996.

  DIRECTORS. Directors receive an annual retainer of $15,000, plus $700 for each Board or committee meeting attended. Committee chairmen and Executive and Finance Committee members receive an additional retainer of $2,000 and $1,500, respectively. If a director attends more than one Board or committee meeting on the same day, the fee for each subsequent meeting is $600. Officers of the Company receive no fees for their services as directors. The total amount of compensation paid to directors is comparable to the total compensation paid to directors of similar sized combination electric and gas utility companies.

  The Company has deferral plans under which a director's fees may either be deferred with interest in a cash account or deferred and converted to Common Stock equivalent units which earn dividends equal to dividends declared on the Company's Common Stock. In either case, deferred amounts are paid in cash, in a lump sum or over a period of up to ten years commencing no later than the director's 70th birthday.

SHAREHOLDER RETURN COMPARISON

  The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Standard & Poor's 500 index and the Standard & Poor's 24 electric utilities index for the past five years. Total return was calculated assuming investment of $100 on December 31, 1988 and reinvestment of all dividends.

                 Five-Year Cumulative Total Return Comparison

                             [GRAPH APPEARS HERE]

Measurement period          Rochester Gas         S&P 24      S&P 500
(Fiscal year Covered)   & Electric Corporation    Index       Index
- ---------------------   ----------------------    ------      -------
Measurement PT -
12/31/88                       $100               $100        $100
FYE 12/31/89                   $134.97            $133.17     $131.58
FYE 12/31/90                   $132.36            $136.65     $127.42
FYE 12/31/91                   $171.24            $177.89     $166.07
FYE 12/31/92                   $193.95            $188.35     $178.64
FYE 12/31/93                   $221.26            $212.08     $196.61

PENSION PLAN TABLE

  The Company has a non-contributory, tax qualified, defined benefit pension plan, the RG&E Retirement Plan, and an unfunded, non-qualified plan, the RG&E Unfunded Retirement Income Plan. All employees, including executive officers, are eligible to participate in these plans. The annual pension benefit under the plans, taken together, is determined by years of service and salary. Under the Internal Revenue Code of 1986, the annual benefit payable by the funded plan was limited to $115,641 for 1993. The unfunded plan will provide those benefits which cannot be fully provided by the funded plan. The table below may be used to calculate the approximate annual benefits payable at normal retirement age
(65) under the two plans in specified remuneration and years-of-service classifications. The benefits as shown may be subject to deduction for Social Security benefits under the benefit formula.

AVERAGE                        RETIREMENT BENEFITS BASED ON YEARS OF SERVICE (2)
ANNUAL SALARY (1)    15        20        25        30         35       40        45
- ----------------  --------  --------  --------  --------  --------  --------  --------
  $500,000        $240,400  $265,400  $290,400  $315,400  $340,400  $365,400  $390,400
   450,000         216,100   238,600   261,100   283,600   306,100   328,600   351,100
   400,000         191,800   211,800   231,800   251,800   271,800   291,800   311,800
   350,000         167,600   185,100   202,600   220,100   237,600   255,100   272,600
   300,000         143,300   158,300   173,300   188,300   203,300   218,300   233,300
   250,000         119,000   131,500   144,000   156,500   169,000   181,500   194,000
   200,000          94,800   104,800   114,800   124,800   134,800   144,800   154,800
   150,000          70,500    78,000    85,500    93,000   100,500   108,000   114,000

(1) Based on average of three final years before retirement. The amounts shown in the salary and bonus columns in the Summary Compensation Table (see page
     8) constitute qualifying compensation under the plans.

(2) Table based on Retirement Plan formula pertaining to employees hired prior to July 1, 1965. The actual pension benefit for employees hired after July 1, 1965 will be less than the table amounts. Messrs. Kober, Smith, Laniak, Richards and Heiligman have been credited with 28, 34, 39, 10 and 30 years of service, respectively, under the plans.

  The RG&E Unfunded Retirement Income Plan will also pay Messrs. Kober and Laniak $292 and $467 per month, respectively, during retirement to replace retiree life insurance which the Company cancelled in 1985. These amounts are payable only after retirement and are limited to a total of 120 monthly payments, which will continue to be made to a designated beneficiary or to the estate of a recipient who dies prior to expiration of the 120-month period.

MISCELLANEOUS

  The Company has maintained directors and officers liability insurance since 1968. The Company believes that continued coverage is important to help assure its ability to attract and retain competent directors and officers.

  Associated Electric & Gas Insurance Services Limited (AEGIS) agreed to renew a directors and officers liability insurance policy for a one-year term, effective January 1, 1994. The annual premium for this policy is $1,244,031; however, the Company received a member's continuity credit of $722,748 and a premium refund of $74,239 which reduced the effective cost of coverage to $447,044 for 1994.
In addition, a policy with Energy Insurance Mutual Limited that provides excess coverage for such insurance was renewed for a one-year term, effective January 1, 1994, at a premium of $534,375. These policies provide reimbursement to the Company for any obligation which it incurs as a result of indemnification of directors and officers, as permitted under the Company's bylaws or the New York Business Corporation Law.

  AEGIS also agreed to renew the Company's pension trust liability insurance policy for a one-year term, effective May 1, 1993. The annual premium for this policy is $31,200. Coverage is for directors and those officers and employees considered fiduciaries under the Retirement Income Security Act of 1974.

INDEPENDENT PUBLIC ACCOUNTANTS

  Price Waterhouse, the Company's independent certified public accounting firm since 1958, was recommended by the Audit Committee and approved by the Board of Directors to be the Company's independent accounting firm for the year 1994. Representatives of Price Waterhouse are expected to be present at the meeting and will have the opportunity to make a statement if they so desire. They will also be available to answer appropriate questions from shareholders.

OTHER MATTERS

  The Board of Directors does not know of any other matters to come before the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their judgment.

  Proxies will be solicited by mail, and Company employees may also solicit proxies by telephone or other electronic means. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $7,500, plus reasonable out-of-pocket expenses. The Company will pay all costs associated with soliciting proxies for the meeting. Proxy material will be mailed to shareholders on or about March 7, 1994.

  In order to be eligible for inclusion in the proxy material for the Company's 1995 annual meeting, any shareholder proposal to take action at such meeting must be received by the Company no later than November 7, 1994.



March 7, 1994

PROXY

                   ROCHESTER GAS AND ELECTRIC CORPORATION
               89 EAST AVENUE, ROCHESTER, NEW YORK 14649-0001
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints R.W. Kober, T.S. Richards and D.C. Heiligman and each of them as proxies, with power of substitution, to vote all Common Stock of the undersigned, as directed on the reverse side, at the Rochester
Gas and Electric Corporation Annual Meeting of Shareholders to be held on April 20, 1994 or any adjournments thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES.
                                             ---

            (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
                         SEE REVERSE SIDE


[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

1. ELECTION OF DIRECTORS

NOMINEES FOR CLASS II DIRECTORS:

A.E. Dugan, T.L. Levinson, A.M. Richardson and M.R. Rose

[_] FOR ALL NOMINEES

[_] WITHHELD FROM ALL NOMINEES

[_] For all nominees except as noted above


2. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. As of March 7, 1994 the Board of Directors does not know of any other matters to come before the meeting.


[_] MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES FOR DIRECTORS.


Signature: _________________________ Date ________________

Signature: _________________________ Date ________________

        (PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE)